Exhibit 10.1

AMENDMENT NO. 1 AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 AND WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into as of May 7, 2012, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Coast Crane Company, a Delaware corporation (the “US Borrower”), Coast Crane Ltd., a British Columbia corporation (the “Canadian Borrower” and together with the US Borrower each a “Borrower” and collectively, the “Borrowers”), CC Acquisition Holding Corp, a Delaware corporation (“Holdings”) and General Electric Capital Corporation, as agent for the Lenders and the letter of credit issuers (collectively, the “L/C Issuers”) party to the Credit Agreement defined below (in such capacity, and together with its successors and permitted assigns, the “Agent”).

W I T N E S S E T H

WHEREAS, the Borrowers, Holdings, the Agent and the Lenders and the L/C Issuers party thereto from time to time are parties to that certain Amended and Restated Credit Agreement, dated as of November 14, 2011 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Credit Parties have requested, and the Agent and the undersigned Lenders have agreed, to make certain amendments to the Credit Agreement and waive certain Events of Default, pursuant to and in accordance with the terms of the Credit Agreement, on the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, each Credit Party, the Agent and the undersigned Lenders hereby agree as follows:

1.                  Definitions. Capitalized terms not otherwise defined herein (including in the Recitals hereto) shall have the meanings ascribed to them in the Credit Agreement.

2.                  Waiver of Existing Events of Default; Covenants. Pursuant to Section 9.1(a) of the Credit Agreement, as of the First Amendment Effective Date, the Agent and the undersigned Lenders hereby waive any Defaults or Events of Default under Section 7.1 of the Credit Agreement that have occurred prior to the date hereof and which are described on Schedule 1 attached hereto.

3.                  Amendment to the Credit Agreement. Pursuant to Section 9.1(a) of the Credit Agreement, as of the First Amendment Effective Date (as hereinafter defined), the Credit Agreement is hereby amended as follows:

(a)                Schedule 3.21 to the Credit Agreement is hereby amended and restated in its entirety by replacing the existing Schedule 3.21 with the new Schedule 3.21 attached to this Amendment as Exhibit A.

(b)               Schedule 3.22 to the Credit Agreement is hereby amended and restated in its entirety by replacing the existing Schedule 3.22 with the new Schedule 3.22 attached to this Amendment as Exhibit B.

(c)                Schedule 4.17 to the Credit Agreement is hereby deleted in its entirety.

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(d)               Section 4.2(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(d) as soon as available and in any event (i) within twelve (12) Business Days after the end of each calendar month, and (ii) at such other times as Agent may reasonably require, a Borrowing Base Certificate, certified on behalf of the US Borrower by a Responsible Officer of the US Borrower and certified on behalf of the Canadian Borrower by a Responsible Officer of the Canadian Borrower, setting forth the US Borrowing Base of the US Borrower and the Canadian Borrowing Base of the Canadian Borrower as at the end of the most-recently ended fiscal week together with calculations in reasonable detail of the US Liquidity Reserve and the Canadian Liquidity Reserve as of the date of such Borrowing Base Certificate (provided that the portion of the US Borrowing Base or Canadian Borrowing Base, as the case may be, consisting of US Eligible Inventory or Canadian Eligible Inventory, as the case may be, set forth in any US Borrowing Base or Canadian Borrowing Base, as the case may be, delivered pursuant to the foregoing clause (i) shall only be updated on a monthly basis) or month, as applicable, or as at such other date as Agent may reasonably require; provided that if at any time the Credit Parties fail to maintain a minimum Adjusted Availability of $8,000,000 or more (each, a “Triggering Event”) such Borrowing Base Certificate (including the portion of the US Borrowing Base consisting of US Eligible Inventory and Canadian Borrowing Base consisting of Canadian Eligible Inventory updated on a weekly basis) shall be delivered not later than Wednesday following the end of each calendar week, until the thirtieth day following the date on which such Triggering Event is no longer continuing;”

(e)                Section 4.2(i) of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (iv), by deleting the period at the end of clause (v) and substituting in lieu thereof “; and” and by inserting a new clause (vi) immediately following clause (v) to read as follows:

“(vi) a schedule of forward signed purchase orders for new equipment, which shall include the cost and estimated delivery date of such new equipment.”

(f)                Section 4.2 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (p) therein, by deleting the period at the end of clause (q) and substituting in lieu thereof “; and” and by inserting a new clause (r) immediately following clause (q) to read as follows:

“(r) a cash flow forecast for the following thirteen weeks (including a reconciliation of actual vs. the prior forecast) commencing on the First Amendment Effective Date and on the last Business Day of each fiscal week thereafter until the later of (i) the date that is three (3) months following the First Amendment Effective Date and (ii) the date on which the Modified Fixed Charge Coverage Ratio exceeds 1.20 to 1.00 on the last day of each fiscal month (which ends on or after May 31, 2012) for three (3) consecutive fiscal months. “Modified Fixed Charge Coverage Ratio” shall be measured on the last day of each fiscal month for the twelve fiscal month period then ended (or with respect to the fiscal months ending on or before December 31, 2012, the period commencing on January 1, 2012 and ending on the last day of such fiscal month) and shall be calculated in the manner set forth in Exhibit 4.2(b).”

(g)                Section 4.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“4.17 Control Agreements; Lockboxes; Updated Projections. The Canadian Borrower shall deliver to Agent, in form and substance satisfactory to Agent, Control Agreements providing for “springing” cash dominion with respect to its accounts and lockboxes (“WF Lockboxes”) with Well Fargo Bank, National Corporation within thirty (30) days of the First Amendment Effective Date or such later date as may be agreed to by Agent in its sole discretion. The Canadian Borrower shall direct all Account Debtors to remit payments directly to the WF Lockboxes within thirty (30) days of the First Amendment Effective Date or such later date as may be agreed to by Agent in its sole discretion. Within sixty (60) days of the First Amendment Effective Date, the Borrowers shall furnish to Agent updated projections of the Credit Parties (and their Subsidiaries’) consolidated and consolidating financial performance for the three Fiscal Years ending December 31, 2014 on a year by year basis, and for the Fiscal Years ending December 31, 2012 and December 31, 2013 on a month by month basis.

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(h)               Section 5.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) dispositions to any Person (other than a Canadian Credit Party or any other Affiliate of a Credit Party) of Equipment (including, without limitation, dispositions of worn out, obsolete or surplus Equipment), all in the Ordinary Course of Business and for fair value (and, unless Agent has otherwise consented in writing, for cash consideration in an amount no less than the Net Orderly Liquidation Value for such Equipment; provided that such disposition is reflected in the US Borrowing Base or the Canadian Borrowing Base, as the case may be;”

(i)                 Section 5.4(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(d) extensions of credit by Holdings to the US Borrower or by the US Borrower to any other US Credit Party (other than Holdings) or the Canadian Borrower or by the Canadian Borrower to the US Borrower; provided, that: (i) US Borrower, such US Credit Party or the Canadian Borrower shall execute and deliver to the applicable other Credit Party a note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing by the US Borrower, such US Credit Party or the Canadian Borrower, as the case may be, to the applicable other Credit Party, which Intercompany Note shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the US Obligations; (ii) Holdings or the US Borrower, as the case may be, shall accurately record all intercompany transactions on its books and records; (iii) at the time any such intercompany loan or advance is made by Holdings to the US Borrower or by the US Borrower to any other US Credit Party or the Canadian Borrower, as the case may be, and after giving effect thereto, Holdings, the US Borrower or the Canadian Borrower, as the case may be, shall be Solvent; (iv) the aggregate amount of intercompany Indebtedness and other extensions of credit (other than trade payables) owing by the Canadian Borrower to the US Borrower shall not exceed $2,500,000 at any one time outstanding; and (v) trade payables owing by the Canadian Borrower to the US Borrower shall be permitted so long as such trade payables are incurred in the Ordinary Course of Business and the aggregate amount of such trade payables shall not exceed $5,000,000 at any one time outstanding.”

(j)                 Section 5.4 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (f), by deleting the period at the end of clause (g) and substituting in lieu thereof “; and” and by inserting a new clause (h) immediately following clause (g) to read as follows:

“(h) Capital Contributions pursuant to the Capital Call Agreement.”

(k)               Section 5.5(d) of the Credit Agreement is hereby amended by deleting “$15,000,000” and substituting the following in lieu thereof:

“$7,000,000 at any time during the Fiscal Year ending December 31, 2012 and $10,000,000 at any time thereafter”

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(l)                 Section 5.11 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

                                                                                              (i)                   “5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that (a) any Wholly-Owned Subsidiary of the US Borrower may declare and pay dividends to the US Borrower or any Wholly-Owned Subsidiary of the US Borrower, and except that Holdings may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents, and (b) in the event Holdings and the US Borrower files a consolidated, combined, unitary or similar type income tax return with Essex, the US Borrower may make distributions to Holdings, which are immediately used by Holdings to make distributions to Essex, to permit Essex to pay federal and state income taxes then due and payable, franchise taxes and other similar licensing expenses incurred in the Ordinary Course of Business; provided, that the amount of such distribution shall be subject to the prior written approval of the Agent and shall not be greater than the amount of such taxes or expenses that would have been due and payable by Holdings and the US Borrower and its relevant Subsidiaries had Holdings and the US Borrower not filed a consolidated, combined, unitary or similar type return with Essex; provided further that in the event that Essex receives any refund with respect to such taxes Essex shall promptly make a capital contribution to Holdings (and Holdings shall promptly make a capital contribution to US Borrower) in an amount equal to the amount of such refund.”

(m)             Article VI of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.1 Fixed Charge Coverage Ratio. Commencing with the fiscal month ending April 30, 2012 and continuing with each fiscal month thereafter, the Credit Parties shall not permit the Fixed Charge Coverage Ratio for the twelve fiscal month period then ended (or with respect to the fiscal months ending on or before December 31, 2012, the period commencing on January 1, 2012 and ending on the last day of such fiscal month) to be less than 1.20 to 1.00. “Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

In the event the Credit Parties fail to comply with the Fixed Charge Coverage Ratio for the fiscal month ending December 31, 2012 set forth in this Section 6.1 (an “FCCR Default”), the amount of any Essex Capital Contribution to Holdings required to be made pursuant to the Capital Call Agreement will be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such covenant at the end of such fiscal month and any subsequent period that includes such fiscal month; provided that (a) the amount of the Essex Capital Contribution included in the calculation of Consolidated EBITDA will be no greater than the amount required to cause the Credit Parties to be in compliance with the Fixed Charge Coverage Ratio for the twelve fiscal month period ending December 31, 2012 set forth in this Section 6.1, (b) all Capital Contributions will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, pricing and other items governed by reference to Consolidated EBITDA), (c) no Lender shall be required to make any extension of credit hereunder prior to the Essex Capital Contribution if a FCCR Default exists and (d) no Event of Default shall occur or be deemed to have occurred as a result of any FCCR Default unless Essex shall fail to timely make the corresponding Essex Capital Contribution in compliance with the Capital Call Agreement or the amount of the Essex Capital Contribution included in the calculation of Consolidated EBITDA as provided herein would be insufficient to cause the Credit Parties to be in compliance with the Fixed Charge Coverage Ratio for the twelve fiscal month period ending December 31, 2012 set forth in this Section 6.1.

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6.2 Net Capital Expenditures. The Credit Parties shall not incur, or permit to be incurred, Net Capital Expenditures in the aggregate during each six-month period ending on the date set forth below or Fiscal Year, as the case may be, in excess of the maximum amount set forth below for such six-month period or Fiscal Year, as the case may be:

SIX-MONTH PERIOD/FISCAL YEAR	Maximum NET Capital Expenditures
Six- Month Period ending June 30, 2012	$0
Fiscal Year ending December 31, 2012	$0
Six- Month Period ending June 30, 2013	$3,500,000
Fiscal Year ending December 31, 2013	$3,500,000
Six- Month Period ending June 30, 2014 and each Six-Month Period ending June 30 thereafter	$5,000,000
Fiscal Year ending December 31, 2014 and each Fiscal Year thereafter	$5,000,000

6.3 Cash and Cash Equivalents of Canadian Borrower. The Canadian Borrower shall not permit the aggregate amount its cash and Cash Equivalents as of the last day of any calendar month to exceed the US Dollar Equivalent of $1,000,000.”

(n)               Section 7.1 of the Credit Agreement is hereby amended by deleting the word “or” at the end of clause (k), by deleting the period at the end of clause (l) and substituting in lieu thereof “; or” and inserting the following new clause (m) immediately following clause (l) to read as follows:

“(m) Capital Call Agreement. Any breach by Holdings or either Borrower of its obligations under the Capital Call Agreement.”

(o)               Section 11.1 of the Credit Agreement is hereby amended by:

                                                                                              (i)                   adding the following definitions in the appropriate alphabetical order:

“‘Adjusted Availability’ means (1) the lesser of (a) the sum of the US Borrowing Base and the Canadian Borrowing Base (as calculated pursuant to the Borrowing Base Certificate) in effect from time to time, and (b) the Aggregate Revolving Loan Commitment then in effect less those Reserves imposed by Agent in its Permitted Discretion, less (2) the sum of (a) the aggregate outstanding principal balance of the Revolving Loans, plus (b) the aggregate amount of Letter of Credit Obligations, plus (c) outstanding Swing Line Loans.

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“‘Capital Call Agreement’ means that certain Capital Call Agreement dated as the First Amendment Effective Date, by and among the Agent, Essex, Holdings and the Borrowers.”

“‘Capital Contribution’ has the meaning ascribed to it in the Capital Call Agreement.”

“‘Essex Capital Contribution’ has the meaning ascribed to it in the Capital Call Agreement.”

“‘First Amendment Effective Date’ means May 7, 2012.”

“‘First Amendment Reserve’ means a reserve against the US Borrowing Base and the Aggregate Revolving Loan Commitment in an aggregate amount equal to $3,700,000 as of any date of determination.”

                                                                                            (ii)                   amending and restating the definition of “Loan Documents” to read in its entirety as follows:

“‘Loan Documents’ means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Master Agreement for Standby Letters of Credit, the Master Agreement for Documentary Letters of Credit, the Capital Call Agreement and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.”

                                                                                          (iii)                   amending and restating the last sentence of the definition of “Reserves” to read in its entirety as follows:

“Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued or future interest expenses or Indebtedness or the payment of unpaid or future rent or other charges and liabilities shall be deemed to be an exercise of the Agent’s Permitted Discretion.”

                                                                                          (iv)                   amending the last clause of the definition of “US Borrowing Base” to read in its entirety as follows:

“less the sum of Reserves established by Agent at such time in its Permitted Discretion plus the US Liquidity Reserve and the First Amendment Reserve.”

                                                                                            (v)                   deleting the reference at the very beginning of such Section to “Maintenance Capital Expenditures” and the corresponding exhibit reference in its entirety.

                                                                                          (vi)                   adding in appropriate alphabetical order a reference at the very beginning of such Section to “Modified Fixed Charge Coverage Ratio” and “Net Capital Expenditures” and in each case a corresponding reference to Exhibit 4.2(b).

(p)               Exhibit 4.2(b) to the Credit Agreement is hereby amended and restated in its entirety by replacing the existing Exhibit 4.2(b) with the new Exhibit 4.2(b) attached to this Amendment as Exhibit C.

4.                  Remedies. This Amendment shall constitute a Loan Document. The breach by any Borrower or Holdings of any representation, warranty, covenant or agreement in this Amendment (including, without limitation, any covenant set forth in Section 3 hereof) shall, constitute an immediate Event of Default hereunder and under the other Loan Documents.

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5.                  Representations and Warranties. To induce the Agent and the undersigned Lenders to enter into this Amendment, each of the Borrowers and the other Credit Parties hereby jointly and severally represent and warrant that:

(a)                The execution, delivery and performance by each Credit Party of this Amendment and the Capital Call Agreement and the performance of the Credit Agreement (i) are within such Credit Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of the holders of its Stock), (ii) do not (A) contravene any Credit Party’s Organization Documents, (B) violate any Requirement of Law in any material respect, (C) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which any Credit Party is a party or any order, injunction, writ or decree of any Governmental Authority to which such Credit Party or its Property is subject, or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Credit Party or any of its Subsidiaries and (iii) do not require any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person.

(b)               From and after its delivery to the Agent, each of this Amendment and the Capital Call Agreement has been duly executed and delivered to the other parties hereto by each Credit Party party hereto and thereto and this Amendment, the Capital Call Agreement and the Credit Agreement are each the legal, valid and binding obligation of such Credit Party and are each enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c)                After giving effect to the waivers set forth in Section 2 hereof, no Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(d)               No action, suit, proceeding, claim or dispute pending, or to the best knowledge of any Credit Party, threatened or contemplated against any Credit Party or any Subsidiary of any Credit Party at law, in equity, in arbitration or before any Governmental Authority which (i) challenges any Credit Party’s right, power or competence to enter into this Amendment or the Capital Call Agreement or perform any of its obligations under this Amendment, the Capital Call Agreement, the Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Capital Call Agreement, the Credit Agreement or any other Loan Document or any action taken under this Amendment, the Capital Call Agreement, the Credit Agreement or any other Loan Document, or (ii) if determined adversely, would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(e)                After giving effect to this Amendment, the representations and warranties of each Credit Party contained in the Credit Agreement and each other Loan Document are true and correct in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of the First Amendment Effective Date hereof with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

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6.                  No Amendments/Waivers. The Credit Agreement and the other Loan Documents shall continue to be in full force and effect in accordance with their respective terms and, except as expressly provided herein, shall be unmodified. In addition, except as expressly provided herein, this Amendment shall not be deemed an amendment, consent or waiver of any term or condition of any Loan Document or a forbearance by the Agent or the Lenders with respect to any right or remedy which the Agent or the Lenders may now or in the future have under the Loan Documents, at law or in equity or otherwise or be deemed to prejudice any rights or remedies which the Agent or the Lenders may now have or may have in the future under or in connection with any Loan Document or under or in connection with any Default or Event of Default which may now exist or which may occur after the date hereof.

7.                  Outstanding Indebtedness; Waiver of Claims. Each of the Credit Parties acknowledges and agrees that as of the First Amendment Effective Date the aggregate outstanding amount of the US Revolving Loans is $60,080,891.24 and the aggregate amount outstanding of the Canadian Revolving Loans is $0 and that, as of the First Amendment Effective Date, such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Each of the Credit Parties hereby acknowledges that it has no Claims (as hereinafter defined) arising out of or relating to the Credit Agreement or any other Loan Document (including, without limitation, as a result of credit having been extended thereunder) against the Agent, the Lenders or the L/C Issuers and their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, subsidiary corporations, parent corporations and related corporate divisions and their respective successors and assigns (all of the foregoing being the “Released Persons”) and hereby waives, releases, remises and forever discharges the Agent, each Lender, each L/C Issuers and each other Released Person from any and all Claims of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any Released Person prior to and including the date hereof, and in any way directly or indirectly arising out of or relating to the Credit Agreement or any other Loan Document. For purposes hereof, “Claims” shall mean all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims which may be instituted or asserted against or incurred by such Released Person as the result of credit having been extended under the Credit Agreement or any other Loan Document or otherwise arising in connection with the transactions contemplated thereunder.

8.                  Expenses. Each of the Credit Parties hereby reconfirms its respective obligations pursuant to Section 9.5 of the Credit Agreement and agrees to pay and reimburse the Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of legal counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith and therewith.

9.                  Affirmation of Existing Loan Documents. After giving effect to this Amendment, each of the Credit Parties (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Collateral Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

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10.              Effectiveness. This Amendment shall become effective as of May 7, 2012 (the “First Amendment Effective Date”) only upon satisfaction in full in the judgment of the Agent of each of the following conditions on or prior to the date hereof:

(a)                Waiver. The Agent shall have received four (4) copies of this Amendment duly executed and delivered by the Agent, the Required Lenders and each Credit Party.

(b)               Capital Call Agreement. The Agent shall have received four (4) copies of the Capital Call Agreement duly executed and delivered by the Agent, Essex, Holdings and the Borrowers.

(c)                Payment of Fees and Expenses. The Borrower shall have paid (i) to the Agent all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to the Agent (including, without limitation, reasonable legal fees and expenses of legal counsel) and (ii) to each undersigned Lender a closing fee equal to $25,000.

(d)               Board Resolutions. The Agent shall have received a certificate of the Secretary or Assistant Secretary of each Credit Party certifying as to the resolutions adopted by the board of directors of such Credit Party, as the case may be, approving this Amendment.

(e)                Legal Opinions. The Agent shall have received duly executed favorable opinions of counsel to the Loan Parties covering matters under Federal law and the laws of New York and Delaware satisfactory to the Agent, each addressed to the Agent and the Lenders and addressing such matters as the Agent may reasonably request.

11.              GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.              Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

COAST CRANE COMPANY, as the US Borrower By: /s/ Martin A. Kroll
Name: Martin A. Kroll
Title: Secretary & Treasurer

COAST CRANE LTD., as the Canadian Borrower By: /s/ Martin A. Kroll
Name: Martin A. Kroll
Title: Secretary & Treasurer

CC ACQUISITION HOLDING CORP., as Holdings By: /s/ Martin A. Kroll
Name: Martin A. Kroll
Title: Secretary & Treasurer

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AGENT AND LENDERS: GENERAL ELECTRIC CAPITAL CORPORATION, as the Agent and as a Lender By: /s/ Joseph Tunney
Name: Joseph Tunney
Title: Duly Authorized Signatory

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PNC BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ James C. Simpson
Name: James C. Simpson
Title: Vice President

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Wells Fargo Bank, National Association, as a Lender By: /s/ Troy Jefferson
Name: Troy Jefferson
Title: Senior Vice President

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Exhibit A

Schedule 3.21

Locations of Inventory, Equipment and Books and Records

	Inventory	Equipment	Records
COAST CRANE COMPANY
Lease Agreement, by and between Coast Crane Company and Dennis D. McLeod, dated as of March 1, 2009, related to the following rental realty:
8900 King Street, Anchorage, Alaska	X	X	X
525 South Oregon Street, Pasco, Washington	X	X	X
3920 East Boone Avenue, Spokane, Washington	X	X	X
1114 St. Paul Avenue, Tacoma, Washington	X	X	X

Lease Agreement by and between, Coast Crane Company and H&A Reed Family Trust, dated as of April 1, 2009, related to that certain building located at 6615 Rosedale Highway, Bakersfield, California 93308	X	X	X

Industrial/Commercial Lease, by and between Coast Crane Company and APB LLC, dated as of September 18, 2008, related to the real property commonly known as 91-505 Awakumoku Place, City of Kapolei, City and County of Honolulu, Hawaii 96707 (Bay C)	X	X	X

Industrial/Commercial Lease, by and between Coast Crane Company and APB LLC, dated as of July 1, 2008, related to the real property commonly known as 91-505 Awakumoku Place, City of Kapolei, City and County of Honolulu, Hawaii 96707 (Bay D & L)	X	X	X

Air Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease - Gross, by and between Bushala Brothers, Inc. and Coast Crane Company, dated as of March 19, 2007, related to that certain real property commonly known as 422 E. Emporia, Ontario, San Bernardino, California (approx. 4,000 square foot building with approx. 1 acre of yard space)	X	X	X

Commercial Lease, by and among 1601 NE Columbia, LLC and Coast Crane Company, dated as of September 8, 2008, related to the real property located at 1601 N.E. Columbia, Blvd., Portland, Oregon (approx. 30,000 square foot tilt-up building)	X	X	X

A-1

	Inventory	Equipment	Records
Lease Agreement (as amended), by and between Erreca’s Associates and Coast Crane Company, dated as of June 15, 2008 (Second Amendment), and most recently amended February 1, 2010 (Third Amendment), related to that certain real property located at 12570 Slaughterhouse Canyon Road, Lakeside, California (approx. 54,855 square feet of land with a 3,200 square foot warehouse building and a 720 square foot single-wide office trailer)	X	X	X

Lease Agreement (as amended), by and between Spirit of 83 and Coast Crane Company, dated as of April 28, 2006 and most recently amended on February 10,2006, related to that certain real commonly known as 14951 Catalina Street, San Leandro, California	X	X	X

Lease Agreement, by and between White Sands, LLC and Coast Crane Company, dated as of January 2009 and notarized March 31, 2009, related to that certain real property located at 500 South Sullivan Street, Seattle, Washington	X	X	X

Lease Agreement (as amended), by and between Ness Manitowoc Property, LLC and Coast Crane Company, dated as of November l, 2005, and most recently amended March 20, 2012, related to the buildings located at 8250 Fifth Avenue South, Seattle, Washington	X	X	X

Lease Agreement Under the Land Transform Act (as amended), by and between City Wide Truck Repair and Disposal Ltd. and Coast Crane Ltd., dated as of October 1, 2007, and most recently amended December 15, 2011, related to the real estate located at 9538 195 Street, Surrey, B.C. (approx. 8,280 square feet of offices and bays, plus approx. 16,000 square feet of the adjacent yard)	X	X	X

Lease Agreement, between Modern Building Systems, Inc. and Coast Crane Company, dated as of March 4th, 2009, related to that certain real property located 500 South Sullivan, Seattle, Washington 98108 (24 x 48 building containing 1,152 square feet of space)			X

A-2

	Inventory	Equipment	Records
Commercial Lease Agreement (as amended and extended), by and between Ralph E. Hovis and Joyce E. Hovis, and Coast Crane Company, dated as of December 31, 2003, amended as of September 1, 2005, and extended December 29, 2008, Portland, OR	X	X	X

Lease Agreement, by and between Coast Crane Company and the State of California (by and through the Department of Natural Resources), dated as of April 7, 2009, related to that certain real property located at 4300 West Capitol Avenue, West Sacramento, Yolo County, California (approx. 53,260 square feet)	X	X	X

Fifth Amendment to Real Property Lease Agreement, by and between Coast Crane Company and Bank of America N.A., as Trustee of the Emily Koelzer Revocable Trust, dated as of February 11, 2010, related to that certain real property located at 19062 San Jose Avenue, City of Industry, California	X	X	X

Lease Agreement, between ESA Industries, Inc., and Coast Crane Company, dated as of April 17, 2012, related to that certain real property located 19052 San Jose Avenue, City of Industry, CA 91748 (approx. 7,576 square feet of space)		X

Lease Agreement, between H&V Investments, and Coast Crane Company, dated as of January 2012, related to that certain real property located 8100 Mowry, Newark, CA 94560		X

Lease Agreement, between Roger Bellcoff, and Coast Crane Company, dated as of April 12, 2012, related to that certain real property located 14901 NE Parkinen Road, Brush Prairie, WA 98606		X

Lease Agreement, between Essex Crane Rental Corp., and Coast Crane Company, dated as of April 30, 2012, related to that certain real property located 303 Peach Lane, Arcola, TX 77583-7459	X

Essex Rental Corp. 1110 W. Lake Cook Road, Suite 220, Buffalo Grove, IL 60089		X

A-3

Exhibit B

Schedule 3.22

Deposit Accounts and Other Accounts

Coast Crane Company

Account Name	Depositary Information	Account Number	Purpose
Operating Account	Wells Fargo	4122104052	Main Operating Activities

Depository Account	Wells Fargo	4122104060	Cash Receipts

Payroll	Wells Fargo	4122105455	Payroll Funding

Vendor Payment	Wells Fargo	9600143472	Vendor and Other Disbursements

Collateral Account	Wells Fargo	4122105471	Credit Card Purchases Collateral Account

FSA	Wells Fargo	4122109507	Flex Spending Account

Coast Crane Ltd.

Account Name	Depositary Information	Account Number	Purpose
CAD Operating Account	HSBC	170490211020	CAD Operating Account

USD Operating Account	HSBC	170490211070	USD Operating Account

USD DDA	Wells Fargo	4124010166	USD Operating Account

USD Receivables Account	RBC	095914011011	USD Cash Receipts with Lockbox functionality

USD Operating Account	RBC	095914011003	USD Disbursements

B-1

Exhibit B

Account Name	Depositary Information	Account Number	Purpose
CAD Multi-Currency Account	Wells Fargo	7778006523	CAD Multi-Currency Cash Receipts from RBC Lockbox

CAD Receivables Account	RBC	095911042662	CAD Cash Receipts with Lockbox functionality

CAD Multi-Currency Operating	Wells Fargo	7778006549	CAD Multi-Currency Disbursements

CAD Disbursements Account	RBC	095911042670	CAD Disbursements

B-2

Exhibit C

EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

COAST CRANE COMPANY AND COAST CRANE LTD.

Date: _______________, 201_

This Compliance Certificate (this “Certificate”) is given by Coast Crane Company, a Delaware corporation (the “US Borrower”), and Coast Crane Ltd., a British Columbia corporation (the “Canadian Borrower” and together with the US Borrower collectively, the “Borrowers”), pursuant to subsection 4.2(b) of that certain Amended and Restated Credit Agreement, dated as of November 14, 2011 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, the Canadian Borrower, CC Acquisition Holding Corp., a Delaware corporation (“Holdings”), the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent and collateral agent for such Lenders and L/C Issuers (in such capacity, the “Agent”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

(a)     The officer executing this Certificate is a Responsible Officer of Holdings and as such is duly authorized to execute and deliver this Certificate on behalf of Holdings. By executing this Certificate, such officer hereby certifies to the Agent, the Lenders and the L/C Issuers, on behalf of Holdings, that: the financial statements delivered with this Certificate in accordance with subsection [4.1(a)] [4.1(b)] [4.1(c)] of the Credit Agreement are correct and complete and fairly present, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosures);

(b)     to the best of such officer’s knowledge, each Credit Party and each of their Subsidiaries, during the period covered by such financial statements, has observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed or performed by them, and such officer does not have knowledge of any Default or Event of Default [except as specified on the written attachment hereto];

(c)     Exhibit A attached hereto is a correct calculation of the Fixed Charge Coverage Ratio covenant contained in Section 6.1 of the Credit Agreement;

(d)     Exhibit A-1 attached hereto is a correct calculation of the Modified Fixed Charge Coverage Ratio;

(e)     Exhibit B attached hereto is a correct calculation of Consolidated EBITDA;

(f)     Exhibit C attached hereto is a correct calculation of the Capital Expenditures contained in Section 6.2 of the Credit Agreement;

(g)     since the Closing Date, and except as disclosed in prior Certificates delivered to the Agent, no Credit Party and no Subsidiary of any Credit Party has:

(i)     changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows: ____________________________________;

(ii)     acquired the assets of, or merged or consolidated with or into, any Person, except as follows: _________________________________________________; or

(iii)     changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows: ____________________ _______________________________.

(h)     [set forth on Exhibit D is a listing of all government contracts of the US Borrower and the Canadian Borrower subject to the Federal Assignment of Claims Act of 1940, Financial Administration Act (Canada) or any similar state or municipal law entered into in the prior Fiscal Quarter.] [[only required to be provided with respect to Compliance Certificates delivered pursuant to subsections 4.1 (a) and (b)]]

(i)     [set forth on Exhibit E is a listing of all applications for the registration of any Patent, Trademark, Copyright or Design filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office, the CIPO or any similar office or agency entered into or filed in the prior Fiscal Quarter.] [[only required to be provided with respect to Compliance Certificates delivered pursuant to subsections 4.1 (a) and (b)]]

(j)     [set forth on Exhibit F is updated Schedule 3.16 (which Schedule shall include the information required by Section 3.16 of the Credit Agreement).] [There has been no change to the information contained in Schedule 3.16 since such Schedule delivered [on the Closing Date] [on [_______]].] [[only required to be provided with respect to Compliance Certificates delivered pursuant to subsections 4.1 (b)]]

(k)     [set forth on Exhibit G is an updated Schedule 3.1(b) (which Schedule shall include the information required by Section 3.1(b) of the Credit Agreement).] [There has been no change to the information contained in Schedule 3.1(b) since such Schedule delivered [on the Closing Date] [on [_______]].] [[only required to be provided with respect to Compliance Certificates delivered pursuant to subsections 4.1 (c)]]

(l)     [set forth on Exhibit H is an updated Schedule 3.32 (which Schedule shall include the information required by Section 3.32 of the Credit Agreement).] [There has been no change to the information contained in Schedule 3.32 since such Schedule delivered [on the Closing Date] [on [_______]].] [[only required to be provided with respect to Compliance Certificates delivered pursuant to subsection 4.1(c)]]

(m)     [set forth on Exhibit I is a listing of all Equipment and/or Inventory owned by any US Credit Party that was moved to any location of, or transferred to, any Canadian Credit Party during the fiscal month then ended.] [[only required to be provided with respect to Compliance Certificates delivered pursuant to subsection 4.1(c)]]

[Remainder of page is intentionally left blank.]

IN WITNESS WHEREOF, the Borrowers have caused this Certificate to be executed by one of Holdings’ Responsible Officers this _____ day of _______________, 201_.

By:
Its:

Note: Unless otherwise specified, all financial covenants are calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

EXHIBIT A TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Covenant 6.1 Fixed Charge Coverage

Fixed Charge Coverage Ratio is defined as follows:
Consolidated EBITDA (per Exhibit B)	$_________
Less: Gain (or Plus Loss)on sale of Equipment rented or held for rental in the Ordinary Course of Business to the extend included in the calculation of Consolidated EBITDA Adjusted Consolidated EBITDA	$_________ $_________
Fixed Charges equals:
Consolidated Net Interest Expense (defined as gross interest expense for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates) for Holdings and its Subsidiaries on a consolidated basis).	$_________
Plus: Scheduled principal payments of Indebtedness during such period	$__________
Taxes on or measured by income paid or payable in cash during such period	$_________
Fixed Charges total:	$________
Fixed Charge Coverage Ratio (Adjusted Consolidated EBITDA minus Net Capital Expenditures divided by Fixed Charges)	_________
Required Fixed Charge Coverage	1.20 to 1.00
In Compliance	Yes/No

EXHIBIT A-1 TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Modified Fixed Charge Coverage

Modified Fixed Charge Coverage Ratio is defined as follows:
Adjusted Consolidated EBITDA (per Exhibit A)	$_________
Fixed Charges (per Exhibit A):	$________
Modified Fixed Charge Coverage Ratio (Adjusted Consolidated EBITDA divided by Fixed Charges)	_________
Required Modified Fixed Charge Coverage	1.20 to 1.00
In Compliance	Yes/No

EXHIBIT B TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Consolidated EBITDA

“Consolidated EBITDA” is defined as follows:
Net income (or loss) for the applicable period of measurement of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of Holdings, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of Holdings and its Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other extraordinary gains or losses of Holdings or its Subsidiaries, and related tax effects in accordance with GAAP	$___________
Plus: All amounts deducted in calculating net income (or loss) for depreciation or amortization for such period	$ ___________
Interest expense (less interest income) deducted in calculating net income (or loss) for such period	$ ___________
All taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period	$ ___________
All non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period including, without limitation, any non-cash loss or expense (or income or gain) due to the application of FASB ASC 815-10 regarding hedging activity, FASB ASC 350 regarding impairment of good will, FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, non-cash foreign currency exchange losses (or minus gains) and non-cash expenses deducted as a result of any grant of Stock or Stock Equivalents to employees, officers or directors, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts and Inventory	$____________
Fees and expenses incurred in connection with the negotiation, execution and delivery on the Closing Date of the Loan Documents, to the extent (i) deducted in the calculation of net income (or loss) for such period, and (ii) disclosed to the Agent	$ ___________
Fees and expenses paid to the Agent and Lenders in connection with the Loan Documents to the extent deducted in calculating net income (or loss) for such period	$ ___________
Consolidated EBITDA total:	$ ___________

EXHIBIT C TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Net Capital Expenditures

Net Capital Expenditures

Capital Expenditures (defined as the aggregate of all expenditures and obligations for the applicable period of measurement of Holdings and its Subsidiaries on a consolidated basis, which should be capitalized under GAAP):

Less (without duplication):

Capital Expenditures used for the purchase of new Equipment held for sale in the Ordinary Course of Business purchased after January 1, 2012 for which there is a signed customer purchase order or written agreement for purchase of such Equipment and is held for less than six (6) months:

Capital Expenditures relating to used Equipment which has been acquired in the Ordinary Course of Business for resale through trade-ins from customers after January 1, 2012 and is held for less than six (6) months in an amount not exceeding $1,000,000 for any applicable period:

Capital Expenditures to the extent financed with Indebtedness permitted under Section 5.5(d) of the Credit Agreement (excluding Capital Expenditures referred to in the preceding two clause above):

Net Proceeds from the sale of Equipment rented or held for rental in the Ordinary Course of Business:

Net Capital Expenditures:

$____________ $____________ $____________ $____________ $____________ $____________
Maximum Net Capital Expenditures
In Compliance	Yes/No

EXHIBIT D TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Government Contracts

EXHIBIT E TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Intellectual Property Applications

EXHIBIT F TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Updated Schedule 3.16

(Intellectual Property)

EXHIBIT G TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Updated Schedule 3.1(b)

(Permits)

EXHIBIT H TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Updated Schedule 3.32

(Equipment)

EXHIBIT I TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Moved Equipment and/or Inventory

Schedule 1

Events of Default

1.	The failure to deliver fully and properly completed Compliance Certificates for the fiscal periods ending December 31, 2011, January 31, 2012 and February 29, 2012 in accordance with Section 4.2(b) of the Credit Agreement. In this regard, each such Compliance Certificate fails to specify the Events of Default noted in clauses 2 through 4 below and contains brackets and incomplete schedules. In addition, the Compliance Certificate for the fiscal period ending February 29, 2012 fails to provide a calculation of the Fixed Charge Coverage Ratio covenant contained in Section 6.1 of the Credit Agreement as described more fully below.

2.	The failure to comply in a timely manner with the post closing covenants of Section 4.17 of the Credit Agreement, including without limitation by reason of (i) failure to establish a lockbox with HSBC Bank Canada for receipt of collections and cause the Control Agreement with HSBC Bank Canada to be amended to include such lockbox pursuant to an amendment, in form and substance reasonably satisfactory to Agent, as required under paragraph 1 of Schedule 4.17 of the Credit Agreement and (ii) late delivery to Agent of (x) a landlord’s agreement, in form and substance reasonably satisfactory to Agent, from the lessor of the leased Real Estate located at 9538 – 195 Street, Surrey, B.C. as required under paragraph 2 of Schedule 4.17 of the Credit Agreement, (y) amended articles of the Canadian Borrower which delete section 26.1 therein as required under paragraph 3 of Schedule 4.17 of the Credit Agreement and (z) a certified copy of the Canadian Borrower’s updated share register as required under paragraph 4 of Schedule 4.17 of the Credit Agreement. The failure to deliver to the Agent in a timely manner (a) a landlord’s agreement, in form and substance reasonably satisfactory to the Agent, from the lessor of the leased Real Estate located at 9538 – 195 Street, Surrey, B.C. as required under paragraph 2 of Schedule 4.17 of the Credit Agreement, (b) amended articles of the Canadian Borrower which delete section 26.1 therein as required under paragraph 3 of Schedule 4.17 of the Credit Agreement and (c) a certified copy of the Canadian Borrower’s updated share register as required under paragraph 4 of Schedule 4.17 of the Credit Agreement.

3.	The failure to list on Schedule 3.9 of the Credit Agreement the Real Estate of the Borrowers located at 8100 Mowry Avenue, Newark, CA 94560 and at 14901 NE Parkinen, Brush Prairie, WA 98606, and the inclusion on the Borrowing Base Certificate dated March 27, 2012, as Eligible Rental Equipment, equipment at such locations in an amount equal to $1,961,900.

4.	The failure to list on Schedule 3.9 of the Credit Agreement the Real Estate of the Borrowers located at 19052 E. San Jose Avenue, Industry, CA 91748.

5.	The Credit Parties failure to comply with the Fixed Charge Coverage Ratio for the calendar months ended February 29, 2012, March 31, 2012 and April 30, 2012 set forth in Section 6.1(a) of the Credit Agreement.

3